LAW OFFICES OF
                           WARREN J.SOLOSKI
                       A PROFESSIONAL CORPORATION
                   11300 West Olympic Blvd., Suite 800
                      Los Angeles, California 90064
                            (310) 477-9742

September 14, 2000

Board of Directors
DrGoodTeeth.com
152 Madison Avenue
Suite 1104-965
New York, NY 10016

RE: Registration Statement on Form 10SB

Dear Board Members:

I have acted as counsel to DrGoodTeeth.com (the "Company") in connection with the Registration Statement of the Company pursuant to Form 10SB to be filed with the Securities and Exchange Commission and related documents. You have requested my opinion as to certain matters in connection with said Registration Statement.

In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 4,000,000 shares issued by the Company were duly authorized, validly issued, fully paid and non-assessable. Further, the Company is authorized to file the Registration Statement.

Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement under the heading "Legal Matters".

Very truly yours,
Warren J. Soloski, A Professional Corporation
/s/ Warren J. Soloski

WJS:im